NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Supplements Creditor Distribution Information

Minneapolis; January 06, 2004 — NRG Energy, Inc. provides today supplemental information relating to distributions to its Class 5 (NRG Unsecured Claims) creditors, in particularly with respect to the results of the reallocation procedure as described in Article V of NRG’s Plan of Reorganization and the anticipated timing of future distributions.

Distributions to Creditors in Class 5 Not Participating in the Reallocation Procedure.

On December 23, 2003, the following distributions were made to NRG’s former creditors holding allowed claims in Class 5 who did not participate in the reallocation procedure.

•	$80.80 in cash per $1,000.00 of allowed claim. This cash distribution was made in lieu of the new 10 percent senior notes. No new notes will be issued; and

•	16.1595 shares of new NRG common stock per $1,000.00 of allowed claim. (This number is for calculation purposes only, as the shares actually distributed will be rounded up to the nearest whole number).

Additionally, as provided for in NRG’s Plan of Reorganization, the following cash distributions will be made:

•	During February/March, 2004, an additional $125 million, equal to $20.34 per $1,000.00 of allowed claim. This additional amount is available as a result of the successfully completed $2.7 billion financing and will be paid using proceeds from the cash contributions made by Xcel Energy, Inc. as provided for in NRG’s Plan of Reorganization and Xcel Settlement Agreement;

•	During February/March, 2004, an additional $38 million, equal to $6.18 per $1,000.00 of allowed claim. This amount is the first payment of the $390 million Xcel Release Based Amount as provided for in NRG’s Plan of Reorganization and Xcel Settlement Agreement;

•	During April/May, 2004, an additional $352 million, equal to $57.27 per $1,000.00 of allowed claim. This is the second payment of the $390 million Xcel Release Based Amount, as provided for in NRG’s Plan of Reorganization and Xcel Settlement Agreement; and

•	Up to an additional $25 million, equal to $4.04 per $1,000.00 of allowed claim, subject to meeting certain liquidity thresholds in September 2004. This distribution would be made in October 2004.

Results of the Reallocation Procedure

The results of the reallocation procedure can be summarized as follows:

•	All eligible creditors that elected to exchange their new NRG common stock for additional cash were satisfied at the price per share indicated on their respective ballots. The cash from this exchange will be distributed consistent with the timing outlined above;

•	75.681 percent of the cash amount an eligible creditor elected to contribute to the reallocation pool was exchanged for new NRG common stock (an aggregate amount of $131,388,494.00 in cash was contributed to the reallocation pool, of which $99,436,012.00 was exchanged for new NRG common stock);

•	Cash that was contributed to the reallocation pool was exchanged for new NRG common stock at a price of $21.69 per share. These shares were distributed on December 23, 2003. The remaining cash that was not used in the reallocation pool will be distributed consistent with the timing outlined above; and

•	None of the new 10 percent NRG senior notes were exchanged in the reallocation procedure.

As an example, a creditor holding an allowed claim in Class 5 of $1,000.00 that participated in the reallocation procedure by electing to contribute 100 percent of its initial cash allocation to the reallocation pool will receive:

•	$80.80 in cash from the monetization of the new 10 percent NRG senior notes;

•	$20.38 in cash (the sum of $63.45 from the Release Based Amount and $20.34 from the additional $125 million distribution which were contributed to the reallocation pool less $63.41 that was used to exchange for new NRG common stock); and

•	19.0830 shares of new NRG common stock (16.1595 shares from the initial allocation plus 2.9235 shares from the reallocation procedure).

Likewise, a creditor holding an allowed claim in Class 5 of $1,000.00 that participated in the reallocation procedure by electing to exchange their new NRG common stock at a price of $22.25 per share, for example, would receive:

•	$80.80 in cash from the monetization of the new 10 percent NRG senior notes;

•	$443.34 in cash (the sum of $63.45 from the Xcel Release Based Amount, $20.34 from the additional $125 million distribution, and $359.55 from the exchange of 16.1595 shares at a price of $22.25 per share); and

•	0.0 shares of new NRG common stock

The following tables further display the distributions at different reallocation elections:

Recovery on an Allowed $1,000.00 Class 5 Claim Electing to Contribute Cash:

Percent of Cash	Cash in	Cash from	Shares of New NRG
Allocated to Pool	Lieu of Notes	$515 Million	Common Stock

0%	$80.80	$83.79	16.1595
25%	$80.80	$67.94	16.8904
50%	$80.80	$52.08	17.6213
100%	$80.80	$20.38	19.0832

Recovery on an Allowed $1,000.00 Class 5 Claim Electing to Contribute Equity:

Elected	Cash in	Cash from	Shares of New NRG
Exchange Price	Lieu of Notes	$515 million	Common Stock

$19.00	$80.80	$390.82	0.0000
$20.00	$80.80	$406.98	0.0000
$21.00	$80.80	$423.14	0.0000
$22.00	$80.80	$439.30	0.0000
$22.25	$80.80	$443.34	0.0000

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the United States. Its operations include competitive energy production and cogeneration facilities, thermal energy production and energy resource recovery facilities.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, the making of additional distributions and the receipt of additional proceeds from Xcel Energy. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause the results to differ materially from those contemplated in the forward-looking statements above include, among others, the possibility that NRG will not receive the additional payments from Xcel Energy, the possibility that NRG will not generally have adequate liquidity to make any payments or that it will not meet the liquidity thresholds necessary to make the additional distribution in October 2004.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission.

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Contacts:	Media Inquiries Lesa Bader, 612.373.6992

Investor Inquiries Paul Barbian, 612.373.8815